CINTAS CORPORATION ACHIEVES 37TH CONSECUTIVE YEAR OF GROWTH IN REVENUE AND EARNINGS; TOTAL REVENUE OF $3.4 BILLION, INCREASE OF 11%; EARNINGS PER DILUTED SHARE INCREASES 11.5%

        CINCINNATI — (BUSINESS WIRE) — July 13, 2006 — Cintas Corporation (Nasdaq:CTAS) today reported revenue for its fiscal year ended May 31, 2006 of $3.40 billion, an 11 percent increase from previous year revenue of $3.07 billion. Net income of $327.2 million increased 8.9 percent from $300.5 million last year, and earnings per diluted share of $1.94 increased 11.5 percent from $1.74 per diluted share last year.

        For the fourth quarter ended May 31, 2006, revenue was $908 million, a 12.2 percent increase over prior year fourth quarter revenue of $809 million. Fourth quarter net income of $92 million increased 10.8 percent from $83 million in last year’s fourth quarter, and earnings per diluted share increased 14.6 percent to $0.55 per diluted share from $0.48 per diluted share in last year’s fourth quarter.

        Scott D. Farmer, President and Chief Executive Officer, stated, “I am proud to report another record year at Cintas. By striving to exceed our customers’ expectations on a daily basis, our 32,000 employee partners have provided Cintas with our 37th consecutive year of growth in both revenue and earnings.

        “We continue to become a more valuable resource to our customers by taking care of important details for them, adding new products and services as we find opportunity. For example, during our fiscal year 2006 we added a restroom cleaning service, a service we call Sanis UltraClean, to our growing list of business services. After an initial test of this service, we have successfully rolled out this new service throughout the United States and Canada. This service is just another example of how we continue to evolve as ‘Cintas, The Service Professionals’. Our expanding distribution network now extends to over 93% of the population in the United States and Canada. Be it uniform rental or sales programs, entrance mat programs, restroom supply or cleaning services, first aid and safety supplies, fire protection equipment and services or document management services, we believe all businesses in North America can use at least one, and many times more than one, of the products and services that we offer.”

        During February 2006, Cintas announced the acquisition of certain assets of Van Dyne Crotty, Inc. In providing an update on that acquisition, Mr. Farmer commented, “We have been very pleased with this acquisition and are at or ahead of schedule in all aspects of assimilating their business with ours. As of May 31, 2006, the Van Dyne Crotty corporate functions have been completely assimilated into Cintas.”

        Mr. Farmer stated, “We continue to be excited about the growth opportunities in all of our businesses. We currently service approximately 700,000 business customers, the majority of whom only use one or two of our services. In addition there are approximately 14 million businesses in the United States and Canada alone, which means we are only doing business with 5 percent of these businesses.

        “Despite higher energy costs, our gross margins improved to 42.7 percent for the year, up from 42.5 percent for the prior year and to 43.6 percent for the fourth quarter as compared to 43.1 percent for the fourth quarter of fiscal 2005. Our after-tax margins remained healthy, at 9.6 percent of sales for the year and 10.1 percent for the fourth quarter.”

        The Company’s balance sheet remains strong. Current assets at May 31, 2006, exceeded current liabilities by approximately $766 million, almost a three to one ratio. Debt to total capitalization was 27.6 percent at May 31, 2006, versus 18.3 percent as of May 31, 2005. The increased borrowings were due to the acquisition of certain assets of Van Dyne Crotty and additional purchases under the Company’s stock repurchase program. Mr. Farmer commented, “On May 2, 2005, the Company announced that our Board of Directors authorized a $500 million stock repurchase program at market prices. The Company has now expended approximately $496 million of the $500 million authorized repurchase level.”

        Mr. Farmer stated, “We are also proud to be included in NASDAQ’s newly created Global Select Market. The Global Select Market has the highest initial listing standards of any exchange in the world based on financial and liquidity requirements. Our inclusion in this newly created market is a further testament to our results.”

Outlook

        Mr. Farmer commented, “We expect revenue for fiscal 2007 to be in the range of $3.77 billion to $3.85 billion, with full year earning per share (diluted) in the range of $2.10 to $2.20. These ranges assume a steady economy with no significant increases in energy costs from the levels seen in the fourth quarter.”

        Mr. Farmer continued, “We believe the future continues to be bright for Cintas, with opportunities within our current customer base as well as opportunities with new customers. We will also continue to search out additional products and services to become an even more valuable resource for our customers. We look forward to the challenges of fiscal 2007 with the intention of continuing our track record of consecutive growth in sales and profits.”

About Cintas

        Headquartered in Cincinnati, Cintas Corporation provides highly specialized services to businesses of all types throughout North America. Cintas designs, manufactures and implements corporate identity uniform programs, and provides entrance mats, restroom supplies, promotional products, first aid and safety products, fire protection services and document management services for approximately 700,000 businesses. Cintas is a publicly held company traded over the Nasdaq Global Select Market under the symbol CTAS, and is a Nasdaq-100 company and component of the Standard & Poor’s 500 Index. The Company has achieved 37 consecutive years of growth in sales and earnings, to date.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

        The Private Securities Litigation Reform Act of 1995 provides a safe harbor from civil litigation for forward-looking statements. Forward-looking statements may be identified by words such as “estimates,” “anticipates,” “projects,” “plans,” “expects,” “intends,” “believes,” “seeks,” “could,” “should,” “may” and “will” or the negative versions thereof and similar expressions and by the context in which they are used. Such statements are based upon current expectations of Cintas and speak only as of the date made. These statements are subject to various risks, uncertainties and other factors that could cause actual results to differ from those set forth in or implied by this news release. Factors that might cause such a difference include, but are not limited to, the possibility of greater than anticipated operating costs including energy costs, lower sales volumes, the performance and costs of integration of acquisitions, fluctuations in costs of materials and labor including increased medical costs, costs and possible effects of union organizing activities, uncertainties regarding any existing or newly-discovered expenses and liabilities related to environmental compliance and remediation, the cost, results and ongoing assessment of internal controls for financial reporting required by the Sarbanes-Oxley Act of 2002, the initiation or outcome of litigation, higher assumed sourcing or distribution costs of products, the disruption of operations from catastrophic events, changes in federal and state tax laws and the reactions of competitors in terms of price and service. Cintas undertakes no obligation to update any forward-looking statements to reflect events or circumstances arising after the date on which they are made.

Cintas Corporation
Consolidated Condensed Statements of Income
(In thousands except per share data)

	Three Months Ended			Twelve Months Ended
	May 31, 2006	May 31, 2005	% Chng.	May 31, 2006	May 31, 2005	% Chng.
Revenue:
Rentals	$677,856	$615,311	10.2	$2,568,776	$2,363,397	8.7
Other services	230,071	193,935	18.6	834,832	703,886	18.6

Total revenue	$907,927	$809,246	12.2	$3,403,608	$3,067,283	11.0

Costs and expenses (income):
Cost of rentals	$367,091	$334,225	9.8	$1,406,829	$1,295,992	8.6
Cost of other services	144,963	126,509	14.6	541,987	466,532	16.2
Selling and administrative expenses	241,336	213,080	13.3	907,954	810,232	12.1
Interest income	(1,800)	(2,129)	-15.5	(6,759)	(6,914)	-2.2
Interest expense	9,723	5,898	64.9	31,782	24,448	30.0

Total costs and expenses	$761,313	$677,583	12.4	$2,881,793	$2,590,290	11.3

Income before income taxes	$146,614	$131,663	11.4	$521,815	$476,993	9.4
Income taxes	54,687	48,703	12.3	194,637	176,475	10.3

Net income	$91,927	$82,960	10.8	$327,178	$300,518	8.9

Per share data:
Basic earnings per share	$0.55	$0.48	14.6	$1.95	$1.75	11.4

Diluted earnings per share	$0.55	$0.48	14.6	$1.94	$1.74	11.5

Basic shares outstanding	166,854	171,828		167,951	171,679
Diluted shares outstanding	167,384	172,490		168,545	172,649

CINTAS CORPORATION SUPPLEMENTAL DATA

	Three Months Ended			Twelve Months Ended
	May 31, 2006	May 31, 2005	% Chng.	May 31, 2006	May 31, 2005	% Chng.
Rentals gross margin	45.8%	45.7%		45.2%	45.2%
Other services gross margin	37.0%	34.8%		35.1%	33.7%
Total gross margin	43.6%	43.1%		42.7%	42.5%
Net margin	10.1%	10.3%		9.6%	9.8%

Depreciation and amortization	$42,509	$37,990	11.9	$160,653	$148,175	8.4
Capital expenditures	$54,552	$39,771	37.2	$156,632	$140,727	11.3

Debt to total capitalization	27.6%	18.3%		27.6%	18.3%

Cintas Corporation
Consolidated Condensed Balance Sheets
(In thousands except share data)

	May 31, 2006	May 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$38,914	$43,196
Marketable securities	202,539	266,232
Accounts receivable, net	389,905	326,896
Inventories, net	198,000	216,412
Uniforms and other rental items in service	337,487	305,450
Prepaid expenses	11,163	8,358

Total current assets	1,178,008	1,166,544

Property and equipment, at cost, net	863,783	817,198

Goodwill	1,136,175	889,538
Service contracts, net	179,965	146,596
Other assets, net	67,306	39,868

	$3,425,237	$3,059,744

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$71,635	$69,296
Accrued compensation & related liabilities	51,615	38,710
Accrued liabilities	188,927	166,428
Income taxes:
Current	43,694	32,864
Deferred	52,343	41,883
Long-term debt due within one year	4,288	7,300

Total current liabilities	412,502	356,481

Long-term debt due after one year	794,454	465,291

Deferred income taxes	125,007	133,837

Shareholders' equity:
Preferred stock, no par value: 100,000 shares
authorized, none outstanding	--	--
Common stock, no par value: 425,000,000 shares authorized
FY 2006: 172,571,083 shares issued and 163,181,738
shares outstanding
FY 2005: 172,127,502 shares issued and 170,658,601
shares outstanding	122,912	114,171
Retained earnings	2,304,280	2,035,992
Treasury stock
FY 2006: 9,389,345 shares; FY 2005: 1,468,901 shares	(381,613)	(58,204)
Other accumulated comprehensive income (loss):
Foreign currency translation	34,389	13,507
Unrealized gain/(loss) on derivatives	15,135	(1,331)
Unrealized loss on available-for-sale securities	(1,829)	0

Total shareholders' equity	2,093,274	2,104,135

	$3,425,237	$3,059,744

Cintas Corporation
Consolidated Condensed Statements of Cash Flows
(In thousands)

	Twelve Months Ended
	May 31, 2006	May 31, 2005
Cash flows from operating activities:

Net income	$327,178	$300,518

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	127,117	119,813
Amortization of deferred charges	33,536	28,362
Deferred income taxes	257	4,191
Change in current assets and liabilities, net of acquisitions of businesses:
Accounts receivable	(44,154)	(36,317)
Inventories	22,033	(26,321)
Uniforms and other rental items in service	(26,683)	(7,168)
Prepaid expenses	(2,305)	(892)
Accounts payable	2,329	15,727
Accrued compensation and related liabilities	12,905	6,906
Accrued liabilities	(1,905)	12,444
Income taxes payable	11,578	(3,050)

Net cash provided by operating activities	461,886	414,213

Cash flows from investing activities:

Capital expenditures	(156,632)	(140,727)
Proceeds from sale or redemption of marketable securities	87,477	102,997
Purchase of marketable securities	(25,613)	(202,265)
Acquisitions of businesses, net of cash acquired	(346,363)	(109,076)
Other	1,085	(1,663)

Net cash used in investing activities	(440,046)	(350,734)

Cash flows from financing activities:

Proceeds from issuance of debt	333,500	0
Repayment of debt	(7,303)	(10,575)
Stock options exercised	7,680	4,621
Dividends paid	(58,823)	(54,968)
Repurchase of common stock	(323,409)	(58,204)
Other	22,233	11,486

Net cash used in financing activities	(26,122)	(107,640)

Net decrease in cash and cash equivalents	(4,282)	(44,161)
Cash and cash equivalents at beginning of period	43,196	87,357

Cash and cash equivalents at end of period	$38,914	$43,196